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                                                                   EXHIBIT 10.12

                                   AGREEMENT


     THIS AGREEMENT (the "Agreement"), effective as of June, 1997 (the "Effective Date"), is made by and between Advanced Corneal Systems, Inc., a California corporation with a principal place of business at 15279 Alton Parkway, Suite 100, Irvine, California 92618 ("ACS"), and Visionex Pte. Ltd., a Singapore corporation with a principal place of business at 1 Robinson Road #18-00 AIA Tower, Singapore 048542 ("Visionex").

     WHEREAS, ACS has developed among other things certain proprietary technology relating to non-surgical therapeutic ophthalmic systems;

     WHEREAS, ACS is engaged in the business of manufacturing, and selling certain products and technologies, including the Products (as defined below);

     WHEREAS, ACS desires to sell, and Visionex desires to purchase and distribute, such Products in the Territory (as defined below); and

     WHEREAS, ACS and Visionex have entered into a Stock Purchase Agreement on even date herewith pursuant to which Visionex has agreed to purchase, and ACS has agreed to sell, shares of ACS' stock.

     IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.   DEFINITIONS

     (a) "ACS' Cost of Goods" shall mean the fully burdened costs incurred by ACS, including without limitation materials, labor and overhead to manufacture, test, store, package and ship the Products, calculated in accordance with U.S. GAAP and ACS' then-prevailing standard procedure for calculating Cost of Goods as reflected in ACS' audited financial statements.

     (b) "Net Sales" shall mean the gross revenues from sales of the Products in the Territory by Visionex and its affiliates to unaffiliated third parties, less deductions for the following, to the extent any such item is included in the invoice price:

          i. standard transportation charges, including insurance pre-paid or allowed, all as separately identified on the invoice or other documentation maintained in the ordinary course of business;

          ii. import, exports, sales, use and excise taxes, tariffs, duties and other compulsory governmental charges imposed upon the importation, use or sale of Products, all as actually

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     paid and separately identified on the invoice or other documentation maintained in the ordinary course of business;

          iii. normal and customary quantity discounts, cash discounts (including discounts for prompt payment), trade promotional allowances, rebates and credits actually taken in the ordinary course of business;

          iv. discounts or rebates mandated by local laws or regulations in the Territory and separately identified on the invoice or other documentation maintained in the ordinary course of business; and

          v. allowances or credits to customers due to recalls, rejections or returns (including for spoiled, damaged and outdated goods) actually taken in the ordinary course of business.

     (c) "Product(s)" shall mean the products listed on Exhibit A, as they may be changed by ACS from time to time during the Term, and agreed improvements thereto. Visionex acknowledges that the Products are provided hereunder by ACS solely for the indications listed on Exhibit A, and the rights granted to Visionex hereunder pertain only to such indications.

     (d) "Proprietary Rights" shall mean all current and future worldwide patents and other patent rights, copyrights, trademarks trade secrets and other intellectual property rights, including, without limitation, all applications and registrations with respect thereto relating to the Products and the use, formulation and manufacture thereof. Proprietary Rights shall also mean intellectual property as defined in Section 101(35A) of the United States Bankruptcy Code, and embodiments of such intellectual property including the manufacturing know-how necessary for Visionex or its designee to manufacture the Products under Section 3(e).

     (e) "Quality Inspection Criteria" shall mean the quality inspection criteria for the Products as set forth in Exhibit B as the same may be amended from time to time upon the mutual agreement of the parties.

     (f) "Specifications" shall mean the specifications for the Products as set forth on Exhibit C, as the same may be amended by ACS from time to time as provided in this Agreement.

     (g) "Territory" shall mean the countries set forth in Exhibit D hereto, including any territory and province under the direct governmental control of the government(s) of such countries.

2.   RIGHTS

     (a) Appointment. Subject to the terms and conditions of this Agreement, ACS hereby grants to Visionex, and Visionex accepts the exclusive rights to register, import, market, sell and distribute the Products in the Territory.

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     (b)  Initial Fee. In consideration of the appointment of Visionex made by
ACS in Section 2(a) above, and other covenants made herein, Visionex shall pay to ACS a one-time initial fee in the amount of Five Million Dollars ($5,000,000) within five (5) days of the closing of Visionex's next equity offering in which not less than Ten Million Dollars ($10,000,000) of Visionex securities are sold. Visionex acknowledges that such initial fee is additional to and distinct from the purchase payments to be made by Visionex pursuant to
Section 3 herein, and shall in no way affect any amount receivable by ACS in accordance with Section 3 herein.

     (c) Subdistributors. Visionex may exercise its distribution rights to distribute the Products in the Territory through the use of third party subdistributors ("Subdistributors") provided that Visionex enters into written agreements with each Subdistributor containing terms and conditions consistent with those contained in this Agreement. ACS acknowledges such Subdistributor agreements will not require Visionex to pay any additional fee in excess of the payments described in Section 2(b) and Section 3 herein.

     (d) Reservation of Rights; No Right Beyond Products. Except as expressly provided herein, no right, title, or interest is granted, whether express or implied, by ACS to Visionex. Nothing in this Agreement shall be deemed to grant to Visionex rights in any products or technology other than the Products, nor shall any provision of this Agreement be deemed to restrict ACS' rights to exploit technology, know-how, patents, or any other intellectual property rights relating to the Products. It is further understood and agreed that ACS and Visionex may distribute products other than Products in the Territory, either directly or indirectly, for any and all uses except as set forth in
Section 7(g) and 8(e) herein, and no right, title or interest is granted by ACS to Visionex with respect to any products other than the Products.

     (e) Sale Conveys No Right to Manufacture or Copy. The Products are offered for sale and are sold by ACS subject, in every case, to the condition that such sale does not convey any license, expressly or by implication, to manufacture, modify, reverse engineer, duplicate or otherwise copy or reproduce any of the Products.

3.   TERMS OF PURCHASE OF PRODUCTS BY Visionex

     (a) Terms and Conditions. All Product purchases hereunder shall be subject to the terms and conditions of this Agreement. Nothing contained in any purchase order or other routine documentation submitted pursuant to this Agreement shall in any way modify or add any terms or conditions to said purchases, unless otherwise mutually agreed to in writing by the parties.

     (b) Prices. All Product prices shall be F.O.B. Los Angeles Airport or Seaport. The difference between Visionex's purchase price and Visionex's price to its Customers shall be Visionex's sole remuneration for the sale of the Products. The sales price to Visionex for each of the Products shall be as set forth in Exhibit E.





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(c)  TAXES. ACS' Product prices to Visionex shall not include any government taxes (including without limitation sales, use, excise, withholding and value added taxes), tariffs or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the Products and Visionex shall bear all such taxes and duties (other than taxes on the net income of ACS). When ACS has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Visionex's invoice and paid by Visionex, unless Visionex provides ACS with a valid tax exemption certificate authorized by the appropriate taxing authority.

(d) FORECASTS. Beginning on the first commercial sale of a Product in the Territory, and thereafter thirty (30) days prior to the first day of each calendar quarter, Visionex shall provide to ACS a good faith, quarterly written forecast of the number of units of each Product, on a Product-by-Product basis, that Visionex expects to purchase over the following twelve (12) months ("Forecasts"). Visionex shall submit purchase orders for Products in accordance with the number of units of Products forecasted in the first three (3) calendar months of each Forecast (the "Binding Forecast"). Visionex may submit purchase orders for Products in excess of the Binding Forecast for any given month, and ACS will use reasonable efforts to accept such purchase orders, provided however, that Visionex shall give ACS reasonable advance notice that Visionex's needs will exceed the Binding Forecast and in no event shall ACS be obligated to accept purchase orders exceeding one hundred twenty-five percent (125%) of the Binding Forecast for any given month. The parties acknowledge that the last nine
(9) calendar months included in each Forecast are for ACS' planning purposes only and shall not be binding upon the parties.

(e) ORDER AND ACCEPTANCE. All orders shall be by means of signed written purchase orders by Visionex to ACS, sent to ACS at ACS' address for notice hereunder and requesting a delivery date not less than ninety (90) days after ACS' acceptance of such purchase order. Orders may initially be placed by telephone or telecopy, provided that a signed confirming purchase order is received in writing (which may include telecopy transmission) by ACS. Notwithstanding anything herein to the contrary, no order shall be binding upon ACS until accepted by ACS in writing. ACS shall use its commercially reasonable efforts to accept each reasonable order for Products placed by Visionex and shall deliver the ordered Products within four (4) months after ACS' acceptance of Visionex's purchase order. Each party may cancel or reschedule purchase orders for Products only with prior written approval of the other party. In the event that ACS fails to supply Products which have been ordered by Visionex for a period exceeding three (3) months beyond the due delivery date, or there are repeated and serious failures, inability or delay in filling orders, excluding those caused by Visionex or a supplier of raw materials comprising Products, but otherwise including those caused by a force majeure described in Section 16(e) ("Supply Failure"), Visionex shall have the right to make Products itself or purchase the Products from a source other than ACS. In order that Visionex may ensure an alternative source of the Products, ACS hereby grants to Visionex an exclusive, royalty-bearing license under the Proprietary Rights to make, have made, register, use, import, offer for sale and sell Products in the Territory for the indications described on Exhibit A. In no event shall such license continue for a period longer than the Term defined in Section 9(a) hereof unless the parties agree to such continuation in writing. Notwithstanding the foregoing, Visionex agrees that it will not practice the license granted hereunder except in the event of, and only for the




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duration of, a Supply Failure and ACS shall at all times have the right to resume supply of the Products to Visionex and terminate the foregoing license as soon as it is able to do so. In the event that Visionex practices the license granted hereunder, at Visionex's request, ACS will provide reasonable assistance to Visionex to establish a manufacturing facility for Products and to transfer manufacturing of Products to such facilities. Such assistance shall include training of Visionex personnel in Product manufacture, quality inspection, and delivery to Visionex of all Specifications which may be necessary in the quality inspection, manufacture and release of Products. Visionex shall pay to ACS a royalty in the amount of five (5) percent of Net Sales by Visionex, its affiliates, and Subdistributors of Products manufactured by Visionex or its designee pursuant to the license granted herein.

     (f) Invoicing. ACS shall submit an invoice, packing list and airway bill to Visionex upon shipment of each Product ordered by Visionex. All invoices and other shipping documents shall be sent first by fax, followed by business mail to Visionex's address for notices hereunder, without regard to the actual shipping address. Each such invoice shall state Visionex's aggregate and unit purchase price for Products in a given shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by ACS but to be borne by Visionex hereunder.

     (g) Payment and Terms. For so long as shipment is made via air carrier, payment for Products supplied pursuant to this Agreement shall be made net thirty (30) days after the date of shipment. In the event that ACS at any time changes its Product delivery method to shipment via surface carrier, payment for Products so shipped shall be made net forty-five (45) days after the date of shipment. Visionex shall make all payments under the Agreement to ACS in United States dollars to ACS' account in a financial institution located in the United States. Any payment due hereunder which are not paid on the date such payment is due shall bear interest at the lesser of one and one-half percent (1 1/2%) per month or the maximum rate permitted by law, calculated on the number of days such payment is delinquent. This Section 3(g) shall in no way limit any other remedies available to ACS.

     (h) Shipping. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for surface or air shipment in ACS' standard shipping cartons, marked for shipment to one of Visionex's carrier agents F.O.B. Los Angeles Airport or Seaport. ACS shall ship Products using the carrier specified in Visionex's purchase order, provided however, that if Visionex does not provide instructions with respect to the carrier to be used, ACS shall select the carrier. Costs of any special packaging requested by Visionex and all freight, insurance and other shipping expenses shall be paid by Visionex.

4.   RETURN OF DEFECTIVE PRODUCT

     (a) Rejection of Non-Conforming Products. In the event that any Product purchased by Visionex from ACS fails to conform to the warranty set forth in
Article 6 hereof, except for the obligations expressly assumed by ACS under Sections 13(a) and 14(a) herein regarding third-party claims, ACS' sole and exclusive liability and Visionex's exclusive remedy shall be, at ACS' sole

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election, to repair or replace the Product or credit Visionex's account for the net amount actually paid for any such Product, provided that (i) Visionex notifies ACS in writing within thirty (30) days of receipt that such Product failed to conform to the Specifications upon inspection pursuant to the Quality Inspection Criteria, and furnishes a detailed explanation of any alleged nonconformity and requests a return material authorization number; and (ii) such Product is returned to ACS by Visionex F.O.B. ACS' shipping location in Irvine, California, during the warranty period with the return material authorization number affixed prominently to the outside packaging; and (iii)
ACS is satisfied that claimed nonconformities actually exist and were not caused by accident, misuse, neglect, alteration, unusual physical or electrical stress, or improper testing, provided however, that any dispute regarding the foregoing shall be resolved by submitting the allegedly non-conforming Products to an independent third party laboratory for testing. If such Product fails to so conform, ACS will reimburse Visionex for shipment charges for return of the nonconforming Product.

     (b) LATENT DEFECTS. The parties recognize that it is possible for a shipment of Products to fail to conform to the applicable Specifications in a manner which would not be discoverable upon reasonable inspection and testing ("Latent Defects"). As soon as either party becomes aware of a Latent Defect in any Product it shall immediately notify the other party, in which case, Visionex may reject the applicable Products as provided in Section 4(a) until sixty (60) days after the discovery of such Latent Defect. Except for the obligations expressly assumed by ACS under Sections 13(a) and 14(a) hereof regarding third party claims, in no event shall ACS' liability for any Latent Defect exceed the invoice price of the applicable Product.

5.   PRODUCT PACKAGING AND LABELING

     (a) MATERIALS. Visionex, at its expense, shall provide ACS with any and all promotional, advertising and educational materials and programs relating to the Products, for purposes of review and comment by ACS (translated in English by Visionex at its expense), at least two (2) weeks prior to the commercial release of such materials or commencement of such programs. ACS shall provide Visionex, within ten (10) business days after receipt of such materials and/or programs, any and all comments and suggestions relating to such materials and/or programs, provided however, that Visionex shall not be obligated to accept any comments or suggestions which will jeopardize Visionex's compliance with applicable laws, regulations and other regulatory requirements. In the event that ACS fails to respond to materials submitted by Visionex within 30 days after receipt by ACS, Visionex may make a written request to ACS for comments due under this Section 5(a). If ACS fails to respond to such request within 10 business days, Visionex may proceed as though ACS has approved the submitted materials, provided however, that ACS shall have the right to later comment and Visionex agrees to use reasonable efforts to implement such later comments if implementation is not unduly burdensome or contrary to applicable laws, regulations or other regulatory requirements.

     (b) PRODUCT PACKAGING AND LABELING. ACS shall package Products in a manner suitable for shipment to Visionex and Visionex shall be responsible for final packaging and labeling. Visionex shall not use any Product packaging or labeling without the prior written consent of ACS.

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Visionex shall provide ACS with samples of any proposed Product repackaging materials to be used by Visionex, for purposes of review and comment by ACS (translated in English by Visionex at its expense); at least three (3) weeks prior to commercial production of such Product repackaging materials. In addition, Visionex shall provide ACS with the text of any labels that Visionex intends to use with the Products, for purposes of review and comment by ACS (translated in English by Visionex at its expense), at least three (3) weeks prior to commercial production of such Product labels. ACS shall provide Visionex any and all comments and suggestions relating to such Product repackaging and/or labeling materials within ten (10) business days after receipt of such Product repackaging and/or labeling materials, provided however, that Visionex shall not be obligated to accept any comments or suggestions which will jeopardize Visionex's compliance with applicable laws, regulations and other regulatory requirements. In the event that ACS fails to respond to materials submitted by Visionex within 30 days after receipt by ACS, Visionex may make a written request to ACS for comments due under this Section 5(b). If ACS fails to respond to such request within 10 business days, Visionex may proceed as though ACS has approved the submitted materials, provided however, that ACS shall have the right to later comment and Visionex agrees to use reasonable efforts to implement such later comments if implementation is not unduly burdensome or contrary to applicable laws, regulations or other regulatory requirements.

6.   WARRANTY

     (a) Standard Limited Warranty. ACS warrants to Visionex and to Visionex's Customers that the Products purchased by Visionex, on the date of shipment to Visionex, shall conform to the Specifications published by ACS for such Products and shall be free from defects in material and workmanship for the shelf life of each Product as set forth in the label for such Product. This warranty is contingent upon proper use of Products in the applications for which they were intended as indicated herein and in the Product label claims provided by ACS, and ACS makes no warranty (express, implied, or statutory) for Products that are modified (except as expressly contemplated herein) or subjected to unusual physical or electrical stress not recommended in Product handling instructions provided by ACS. Visionex shall pass on to Visionex's Customers the foregoing standard limited warranty except as required by law. Except for the indemnification obligations expressly assumed by ACS under Sections 13(a) and 14(a) herein regarding third party claims, Visionex's exclusive remedy and ACS' sole liability for breach of the foregoing warranty shall be the remedy set forth in Article 4. All Products shall be returned to ACS in accordance with Article 4. Visionex shall not pass on to its Customers a warranty or limitation of liability which is more protective of such Customers than the warranty (including the limited remedy and exclusions) set forth in this Article 6 and the limitation of liability set forth in Article 10. Notwithstanding the provisions of this Article 6, the forgoing warranty shall not apply to any Products manufactured by Visionex pursuant to the license granted in Section 3(e) hereof.

     (b) Exclusion of Other Warranties. EXCEPT FOR THE LIMITED WARRANTY PROVIDED IN SECTION 6(a) ABOVE, ACS GRANTS NO OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE, IN ANY COMMUNICATION WITH VISIONEX OR THE CUSTOMER, OR OTHERWISE, REGARDING THE PRODUCTS, THEIR




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FITNESS FOR ANY PURPOSE, THEIR QUALITY, OR THEIR MERCHANTABILITY. ANY OTHER
REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY, INCLUDING EMPLOYEES OR REPRESENTATIVES OF ACS, THAT ARE INCONSISTENT HEREWITH SHALL BE DISREGARDED AND SHALL NOT BE BINDING ON ACS. IN NO EVENT SHALL ACS BE LIABLE TO VISIONEX OR ANY THIRD PARTY FOR LOST PROFITS, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES FOR BREACH OF WARRANTY. THIS LIMITATION SHALL APPLY EVEN WHERE ACS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATE HEREIN.

     (c) Indemnification of ACS. Visionex shall indemnify defend and hold ACS harmless against all claims, liabilities, costs and expenses (including the reasonable fees of attorneys and other professionals) incurred by, or threatened against, ACS to the extent caused by any representation by Visionex, its personnel, agents, affiliates, or Subdistributors which is inconsistent with the foregoing limited warranty and disclaimer or publications of ACS concerning the Products. The foregoing indemnification by Visionex shall be subject to the same conditions contained in the last eight (8) lines of Section 7(b) herein.

7.   ADDITIONAL OBLIGATIONS OF Visionex

     (a) Performance. Visionex shall use its commercially reasonable efforts to maximize Product sales in the Territory.

     (b) Health and Safety Laws and Regulations. Visionex shall use reasonable efforts to comply with any and all applicable health and safety laws and regulations of the Territory.

     (c) Governmental Approvals. Visionex agrees at its own expense to use its reasonable efforts to obtain government approval for the Products in the Territory. Such efforts shall include the following:

          (i) Exercise due diligence to obtain and maintain government approvals to import, register and market the Products in the Territory.

          (ii) If any Product clinical trials are required under the laws of the Territory at any time during the Term (as defined herein), then Visionex, at Visionex's expense shall organize, conduct and support any and all pre-clinical and clinical trials required to obtain registrations, licenses and permits required to comply with the laws and regulations of the Territory for or relating to sale and distribution of the Products; provided however, that Visionex shall obtain ACS' prior written approval for all protocols to be used in such trials. Visionex agrees that ACS shall own all data and results generated during any such pre-clinical and/or clinical trials and Visionex shall promptly deliver to ACS all such data and results and copies of any




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governmental or regulatory filings filed in the name of ACS, unless prohibited by applicable local law.

          iii. Commence marketing of the Products in the Territory promptly after receipt of all requisite government health registration approvals. Visionex shall be deemed to have commenced the marketing of the Products only when it shall have made the first commercial sale of the Products.

          iv. Visionex shall not make changes, alterations, modifications or additions to the Products without prior written approval of ACS.

     (d) Solicitation of Orders. Visionex agrees not to solicit orders outside the Territory without prior written approval of ACS.

     (e) Sales and Inventory Reporting. Visionex shall supply to ACS on a semi-annual basis a report of total Product sales and inventory, in each case by Product and country.

     (f)  Product Reporting Requirements.

          (1) Visionex shall promptly provide ACS with a report of Product complaints or problems.

          (2) Pursuant to the United States Food and Drug Administration's ("FDA") rules and regulations, ACS is required to report to the FDA any information that reasonably suggests that one of its Products may have caused or contributed to a death or serious injury. Visionex agrees to use its best efforts to supply any such information to ACS within twenty-four (24) hours after becoming aware of it.

          (3) In the event that Visionex or ACS is required by any regulatory agency to recall the Products or if ACS voluntarily initiates a recall of the Products, Visionex shall cooperate fully with and assist ACS in locating and retrieving if necessary, the recalled Products from the Customers and responding to government inquiries in the Territory. The parties shall share equally the cost of any Product recall provided that such recall is not due to the fault of one party. In such event, the costs of the recall will be borne exclusively by the party at fault. Notwithstanding any other provision contained in this Agreement, if it is adjudicatively determined or is determined by a governmental authority within the Territory that any Product, or part thereof, must be recalled, or if the sale or use of the Products is, as a result, enjoined, then ACS may discontinue Product sales under the Agreement, remove any Products in Visionex's inventory, and refund the aggregate payments paid therefor by Visionex, less a reasonable sum for use and damage.

          (4) Visionex shall maintain records of sales of Products to customers and/or Subdistributors and shall make such records available to ACS, upon request from ACS, in the event of a Product recall or other quality related issue, and upon request by ACS, Visionex shall be




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responsible for obtaining from its customers and/or Subdistributors all records of customers and/or Subdistributors' sales to end users in the event of a Product recall or other quality related issue.

     (g) Conflicts of Interest. Visionex shall not market or distribute in the Territory, directly or indirectly through third-party distributors, any product competitive with the Products without the prior express written consent of ACS. Visionex acknowledges that any efforts by Visionex to sell products in the Territory that would, in the reasonable opinion of ACS, compete with the Products would constitute a conflict of interest and material default with respect to Visionex's obligations to market the Products and, in such event, ACS may terminate this Agreement for cause pursuant to Section 9(b) herein. Visionex represents and warrants that as of the Effective Date of the Agreement, it does not represent any such competing products.

     (h) Indemnification of ACS. Except to the extent that ACS has expressly assumed indemnification obligations under Sections 13(a) and 14(a) herein, Visionex agrees to indemnify, hold harmless and defend ACS against any cost, loss, liability or expense (including reasonable fees of attorneys and other professionals) arising out of any third party claims against ACS resulting from:

          i.   any breach by Visionex or its Subdistributors of this Agreement;

          ii. any violation by Visionex or its Subdistributors of applicable laws, rules or regulatory requirements;

          iii. any manufacture of Products by Visionex or its designee pursuant to the license granted in Section 3(e) except to the extent that such claim results from defective Product design or defective manufacturing instructions provided to Visionex by ACS;

          iv. any negligence or willful misconduct by Visionex or its Subdistributors in the exercise of Visionex's rights or performance of Visionex's obligations under this Agreement; or

          v. any claim for which Visionex is obligated to provide indemnification under Section 6(c) herein.

("Claims"), provided that ACS notifies Visionex promptly in writing of such Claims, gives Visionex sole control over the defense or settlement of Claims and, at Visionex's expense, gives Visionex proper and full information and assistance to settle or defend any such Claim. Notwithstanding the foregoing, Visionex shall not make any statement or admission during such defense or settlement which could adversely affect ACS without obtaining the prior written consent of ACS, which shall not be unreasonably withheld. ACS shall have the right to participate in any such defense or settlement proceedings at its own expense. Visionex shall not be obligated to indemnify any party for any claim in connection with any settlement unless Visionex consents in writing to such settlement.


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8.   ADDITIONAL OBLIGATION OF ACS

     (a) Technical Support. ACS, at ACS's expense and as deemed reasonable by ACS, shall provide training and consultation to Visionex concerning technical, scientific or medical aspects and use of the Products sufficient to enable Visionex to perform its testing, marketing, product labeling and packaging, and regulatory obligations hereunder.

     (b) Assistance. ACS shall provide Visionex with all technical, scientific or medical data and other information available to ACS, and shall execute such certificates and other documents, as reasonably necessary to assist Visionex in obtaining all necessary Product registration in the Territory for the Product to import and market (including price reimbursement approvals) the Products in the Territory. ACS shall provide Visionex with reasonable access to and assistance of its technical and sales personnel in Irvine, California as ACS deems appropriate. Such assistance under this Section 8(b) shall be without charge to Visionex except as may be otherwise mutually agreed.

     (c) Demonstration Products. Prior to, and during the period of one (1) year following the date of the first commercial sale of the Products in the Territory, ACS shall deliver to Visionex at a price to Visionex equal to ACS's Cost of Goods such quantity of the Products, not to exceed _____ (___) units, as Visionex requests solely for demonstration purposes in connection with the promotion, marketing, distribution and sale of the Products. During the term of the Agreement, Visionex may request from time to time any additional Products at a price equal to ACS's Cost of Goods for demonstration purposes and upon such request the parties shall negotiate in good faith terms and conditions.

     (d) Support for Product Registration. ACS shall provide Visionex with any necessary, sufficient and reasonable backup in support of Visionex's obtaining necessary product registration. ACS shall deliver free of charge to Visionex such quantity of the Products, not to exceed _____ (____) units, as Visionex requests solely for product registration purposes, including for pre-clinical and clinical trials.

     (e) Conflicts of Interest. ACS shall not license, sell, promote, import, market or distribute, directly or indirectly through third party distributors, any product competitive with the Products in the Territory without the prior express written consent of Visionex.


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

9.   TERM AND TERMINATION

     (a) Term. The initial Term shall commence on the Effective Date and continue in full force and effect for a period of seven (7) years from the Effective Date (the "Initial Term"), unless earlier terminated pursuant to this
Article 9 below. Thereafter, this Agreement will be renewable for an additional period (the "Renewal Term") to be agreed upon by ACS and Visionex in writing at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term. The Initial Term and any Renewal Terms are referred to collectively herein as the "Term."

     (b) Termination for Cause. Either ACS or Visionex may terminate this Agreement by written notice stating each party's intent to terminate in the event the other shall have breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued uncured for sixty (60) days after written notice thereof was provided to the breaching party by the non-breaching party. In addition, ACS may terminate this Agreement by written notice in the event Visionex does not pay ACS in accordance with the provisions of Article 3 and such failure shall have continued for ten (10) days after written notice thereof was provided to Visionex by ACS unless Visionex has notified ACS in writing of a good faith dispute regarding such due payment, in which event, payment shall become due as agreed by the parties, and otherwise shall be subject to the provisions of this
Section 9(b).

     (c) Termination for Bankruptcy. Either party may terminate this Agreement effective upon written notice to the other party in the event the other party declares bankruptcy or becomes the subject of any voluntary or involuntary proceeding under the U.S. Bankruptcy Code, state insolvency proceeding, or any foreign equivalent of the foregoing and such proceeding is not terminated within sixty (60) days of its commencement. Without limiting any of Visionex's rights under any other provision of this Agreement, Visionex's rights under this Agreement shall include those rights afforded by 11 U.S.C. Section 365(n) of the United States Bankruptcy Code and any successor thereto (the "Code"). If the bankruptcy trustee of ACS as a debtor or ACS as a debtor-in-possession rejects this Agreement under 11 U.S.C. Section 365(n) of the Code, Visionex may elect to retain its rights licensed from ACS hereunder for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement, 11 U.S.C. Section 365(n) of the Code, any other relevant sections of the Code or other relevant non-bankruptcy law.

     (d) Termination in the Event of a Roll-Up Transaction. In the event of an acquisition of Visionex by ACS, or other transaction effecting a merger or consolidation of Visionex and ACS, this Agreement shall terminate as of the effective date of such transaction unless the parties otherwise agree in writing in advance of such transaction.

     (e)  Effect of Termination.

          (1) Expiration or termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve the parties of any rights or obligation accruing prior to or upon such expiration or termination.

          (2) Upon expiration or any termination of this Agreement, Visionex shall transfer to ACS ownership of any and all data made, developed or acquired by or for Visionex relating to Products and of all Product authorizations, registrations, permits, and approvals of any kind with respect to Products and applications therefor, including, without limitation, copyrights, marketing approval applications, reimbursement price approvals, and any other governmental approvals, registrations and the like. Visionex shall execute such documents and perform such acts as ACS may request to perfect such transfer. It is understood that ACS may use the foregoing for any purpose it deems appropriate.

     (f) No Renewal, Extension or Waiver. Acceptance of any order form, or sale of, any Product to Visionex after the effective date of termination of this Agreement shall not be construed as a renewal or extension hereof, or as a waiver of termination of this Agreement.

     (g) Limitation of Liability upon Termination. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of ACS or Visionex.

     (h) Survival of Certain Terms. The provisions of Articles 4, 6, 10, 11, 13 and 14 and Sections 2(d), 2(e), 7(b), 7(c), 7(f), 7(h), 9(e), 9(g), 9(h), 16(a),
16(b), 16(c), 16(d), 16(h), 16(i), 16(j), and 16(l) shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon expiration or termination of this Agreement.

10.  LIMITED LIABILITY

     EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS REGARDING THIRD PARTY CLAIMS EXPRESSLY ASSUMED BY ACS UNDER SECTIONS 13(a) and 14(a) HEREIN, ACS' LIABILITY ARISING OUT OF THIS AGREEMENT, THE TERMINATION THEREOF, AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY VISIONEX FOR THE PRODUCT, NOTWITHSTANDING THE INDEMNIFICATION OBLIGATIONS ASSUMED BY ACS UNDER SECTIONS 13(a) and 14(a) HEREIN, IN NO EVENT SHALL ACS BE LIABLE TO VISIONEX OR ANY OTHER ENTITY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, OR ANY OTHER SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE. THESE LIMITATIONS SHALL APPLY WHETHER OR NOT ACS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN OR IN THE WARRANTY FOUND IN THE PRODUCTS.

11.  PROPERTY RIGHTS AND CONFIDENTIALITY

     (a) Property Rights. ACS owns and retains all of its right, title, and interest in the (i) Products, (ii) any and all modifications, improvements, and enhancements thereto, and (iii) all of ACS' patents, copyrights, trade secrets, inventions, know-how, trademarks, and trade names relating to (i) and (ii) above whether currently held of hereafter obtained, and all data and results generated during any clinical or pre-clinical trials performed by Visionex. The use by Visionex of any of the Products is authorized only for the purposes herein set forth and upon expiration or termination of this Agreement for any reason such authorization shall cease. Visionex hereby assigns to ACS all right, title, and interest in and to any and all improvements, modifications, and enhancements to the Products which may be developed, made, conceived or otherwise generated by Visionex during the Term and all patents, copyrights, trade secrets and other intellectual property rights therein. Visionex agrees to perform, at ACS' expense, all acts that may be necessary or useful, and to sign and execute, and cause to be signed and executed, any and all documents in order to perfect the foregoing assignment. Visionex further agrees not to modify, delete or obscure any and all proprietary notices affixed to the Products. ACS agrees to grant to Visionex a non-exclusive, royalty-free license in the Territory, during the term, to use, market, import, register and sell any improvements or enhancements to the Products developed, made, conceived or otherwise generated by Visionex during the Term.

     (b) Confidential Information. Except as expressly provided herein, the parties agree that, for the Term and for five (5) years after the termination of the Agreement, Visionex shall not publish or otherwise disclose and shall not use for any purpose, except as expressly permitted herein any information furnished to it by ACS pursuant to this Agreement which if disclosed in tangible form is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature, or if disclosed orally is confirmed as confidential or proprietary by the party disclosing such information at the time of such disclosure or within thirty (30) days thereafter ("Confidential Information"). Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information that, in each case as demonstrated by written documentation:

          i. was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          ii. was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          iii. became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

            iv. was subsequently lawfully disclosed to the receiving party by a person other than a party hereto or developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

      (c) Permitted Disclosures. Notwithstanding the provisions of Section 11(b) above, each party hereto may disclose the other's Confidential Information to the extent such disclosures is reasonably necessary in prosecuting or defending litigation, complying with applicable governmental regulations, or submitting information to tax or other governmental authorities provided that if a party is required to make any such disclosure of Confidential Information of a party hereto, to the extent it may legally do so, it will give reasonable advance written notice to the latter party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If the party whose Confidential Information is to be disclosed has not filed a patent application with respect to such Confidential Information, it may require the other party to delay the proposed disclosure (to the extent the disclosing party may legally do so), for up to ninety (90) days after receipt of written notice from the disclosing party of its intent to disclose, to allow for the filing of such an application. In addition, ACS may disclose the existence of this Agreement and the terms and conditions hereof to its legal representatives and advisors and prospective investors under the circumstances that reasonably ensure the confidentiality thereof.

      (d) Review of Publication. As soon as is practicable prior to the oral public disclosure, and prior to the submission to any third party for public dissemination of information describing the scientific data with respect to Products generated in any stage of the pre-clinical or clinical trials in each case to the extent the contents of the oral disclosure or manuscript have not been previously disclosed pursuant to this Section 11(d) before such proposed disclosure, Visionex shall disclose to ACS the information to be disclosed, and shall allow ACS at least thirty (30) days to determine whether such disclosure contains subject matter for which patent protection should be sought prior to publication or which ACS reasonably believes should be modified to avoid (i) disclosure of information of a confidential or proprietary nature, or (ii) regulatory or other similar problems.

      (e) Delay of Publication. Prior to the expiration of the thirty (30) day period specified in Section 11(d) above, ACS may notify Visionex in writing of its determination that the proposed disclosure contains confidential or objectionable material or material that consists of patentable subject matter for which patent protection should be sought. If so notified, Visionex shall withhold its proposed public disclosure and the parties shall mutually consult in good faith to determine the best course of action to take in order to modify the disclosure or to obtain patent protection.

12.   TRADEMARKS

      (a) License. ACS hereby grants Visionex the right and license to use ACS' trademarks and trade names as well as those trademarks and trade names that ACS may adopt from time to time and that ACS notifies Visionex of in writing ("Marks") in distributing, marketing, and selling the Products in the Territory and Visionex hereby agrees to use the Marks together with Visionex's trademarks in distributing, marketing, and selling the Products in the Territory. ACS reserves the right to modify Marks or terminate the foregoing trademark license at any time upon thirty (30) days' prior written notice to Visionex. This license shall automatically terminate on termination or expiration of this Agreement.

      (b) Use. Visionex shall not remove, modify, or observe Marks affixed to Products without the prior written consent of ACS. Except as set forth in this
Article 12, nothing contained in this Agreement shall grant to Visionex any right, title or interest in or to Marks whether or not specifically recognized or perfected under applicable laws of the Territory, and Visionex irrevocably assigns to ACS all such right, title and interest, if any, in any Marks. Nothing in this Agreement shall grant to ACS any right, title or interest in or to Visionex's trademarks. At no time during or after the Term shall ACS challenge or assist others to challenge Marks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to Marks in the Territory. If at any time during the Term, Visionex becomes aware of any infringement by a third party of ACS' Marks, Visionex shall promptly notify ACS thereof. In the event that ACS decides not to defend such infringement of ACS' Marks, Visionex may, at its expense, undertake such defense, provided however, that Visionex obtains ACS' prior written consent to such defense of ACS' Marks by Visionex.

13.   INTELLECTUAL PROPERTY INDEMNIFICATION

      (a) ACS Defense. Visionex agrees that ACS has the right to defend, or at its option to settle, and ACS agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Visionex by any third party for infringement of any patent, trademark or other intellectual property rights by the Products. ACS shall have sole control of any such action or settlement negotiations, and ACS agrees to pay, subject to the limitations hereinafter set forth and those contained in the last two (2) sentences of
Article 10 herein, to indemnify and hold harmless Visionex, and to pay reasonable fees of attorneys and other professionals incurred in defending, and any final judgment entered against Visionex on such issue in any such claim, suit or proceeding defended by ACS. Visionex agrees that ACS, at its sole option, shall be relieved of the foregoing obligations unless Visionex (i) notifies ACS promptly in writing of such claim, suit or proceeding; (ii) gives ACS authority to proceed as contemplated herein; and (iii) at ACS' expense, gives ACS proper and full information and assistance to settle or defend any such claim, suit or proceeding for infringement of any patent. Notwithstanding the foregoing, ACS shall not be liable for any costs or expenses incurred without its prior written authorization. Notwithstanding the provisions of this
Article 13, ACS assumes no infringement liability for (x) combination of Products with other products not provided by ACS, which infringement would not arise from such Products standing alone, or (y) the modification of the Products, where such infringement would not have occurred but for such modifications.

     (b) ACS Remedy. Notwithstanding the foregoing, if it is adjudicatively determined that any Product infringes, or in ACS' sole opinion, may be found to infringe a third party's patent, or if the sale or use of the Products is, as a result, enjoined, then ACS may, at its option and expense, either: (i) procure for Visionex the right under such patent to sell or use, as appropriate, the Products; or (ii) replace the Products with other non-infringing functionally equivalent products; or (iii) modify the Products to make the Products functionally equivalent and non-infringing; or (iv) if the use of the Products is prevented by injunction, discontinue Product sales under the Agreement and remove any Products in Visionex's inventory and refund the aggregate payments paid therefor by Visionex.

     (c) DISCLAIMER. THE FOREGOING PROVISIONS OF THIS ARTICLE 13 STATE THE ENTIRE LIABILITY OF ACS AND THE EXCLUSIVE REMEDY OF VISIONEX AND ITS CUSTOMERS, WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.

14.  PRODUCT LIABILITY INDEMNITY AND INSURANCE

     (a)  Subject to the limitations contained in Section 6(b) and the last two
(2) sentences of Article 10 herein, and except to the extent that Visionex has assumed indemnification obligations under Sections 6(c) or 7(h) herein; ACS shall, to the extent of ACS's insurance coverage, indemnify, hold harmless and defend Visionex against any cost, loss, liability or expense (including reasonable fees of attorneys and other professionals) arising out of third party claims against Visionex resulting from:

          i. breach by ACS of this Agreement (including breach of warranty under Article 6 if such breach results in a claim for personal injury or death);

          ii. any violation by ACS of applicable laws provided that Visionex is not responsible for compliance with such laws, rules or regulatory requirements under this Agreement;

          iii. manufacturing or design defects (including without limitation latent or inherent defects), or defective testing or labeling of Products if such defects result in a claim for personal injury or death and except to the extent that such defects are caused by Visionex or Visionex's failure to adhere to specifications, training, protocols, instructions, data or other information provided by ACS; or

          iv. negligence or willful misconduct by ACS in the performance of ACS' obligations under this Agreement.

("Claims"), provided that such Claims do not result from the gross negligence or willful misconduct of Visionex, and further provided that Visionex notifies ACS promptly in writing of such Claims, gives ACS sole control over the defense or settlement of Claims and, at ACS' expense, gives ACS proper and full information and assistance to settle or defend any such Claim. ACS shall not be obligated to indemnify any party for any Claim in connection with any settlement unless ACS consents in writing to such settlement. Notwithstanding the foregoing, ACS shall not make any statement or admission during such defense or settlement which would adversely affect Visionex without obtaining the prior written consent of Visionex, which shall not be unreasonably withheld.

     (b) Notwithstanding the provisions of Section 14(a) above, ACS assumes no liability or obligation (i) for use of the Product in an application other than applications indicated on Exhibit A hereto or in the Product label claims for the authorized indications under this Agreement, (ii) for the modification of such Products unless such modification was made by ACS, where such liability would not have occurred but for such modifications, (iii) to the extent any Claim arises out of or relates to any misstatement, omission, statement or representation made by Visionex, its affiliates or Subdistributors regarding the Products which is inconsistent with ACS' warranties expressly granted under this Agreement or the label claims on the Products for the authorized indications under this Agreement, or (iv) any Claim arising out of any manufacture of Product by Visionex pursuant to the license granted in Section 3(e) hereof except to the extent that such claim results from defective Product design or defective manufacturing instructions provided to Visionex by ACS.

     (c) During the term of this Agreement, ACS and Visionex shall maintain liability insurance policies, including, without limitation, product liability insurance coverage, in the minimum amount of $1,000,000 per occurrence, and each party shall furnish to the other party, upon request, certificates of insurance evidencing the foregoing coverage. The liability insurance maintained by each party shall name the other party an additional insured and contain an endorsement to provide the other party with at least thirty (30) days' prior written notice of any cancellation or non-renewal.

15.  COMPLIANCE WITH LAWS AND FOREIGN LAW WARRANTIES AND OBLIGATIONS

     (a) Governmental Consent. Except for registrations, licenses and permits required to comply with the laws and regulation of the Territory for sale and distribution of the Products, which Visionex is responsible for obtaining, Visionex represents and warrants that on the Effective Date of this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority in the Territory, which has not been obtained by Visionex prior to the Effective Date, is required in connection with the valid execution, performance and delivery of this Agreement by Visionex.

     (b) Compliance with Laws. Each party shall at all times conduct its efforts hereunder with the highest commercial standards and in strict accordance with all applicable laws, rules, directives and regulations ("Laws").

     (c) Currency Control. Visionex represents and warrants that, on the Effective Date of this Agreement, no currency control laws applicable in the Territory prevent the payment to ACS of any sums due under this Agreement.

     (d) Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with ACS' established corporate policies regarding foreign business practices, Visionex and its employees and agents shall not directly or indirectly make any offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government within the Territory or the United States Government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist ACS in obtaining, retaining or directing any such business.

     (e) Copyright and Trademark Protection. Visionex shall promptly notify ACS of the requirements for copyright and trademark protection and registration for the Products in the Territory and at ACS's request shall assist ACS in fulfilling such requirements at ACS' expense.

16.  MISCELLANEOUS PROVISIONS

     (a) Independent Contractors. The relationship of ACS and Visionex established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participates in a joint or common undertaking or (iii) allow a party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

     (b) Governing Law. Except as otherwise agreed, the rights and obligations of the parties under this Agreement shall not be governed by the 1980 U.N. Convention on contracts for the International Sale of Goods; rather such rights and obligations shall be governed by and construed under the laws of the State of California, including its Uniform Commercial Code, without reference to conflict of laws principles.

     (c) Dispute Resolution. Any dispute or claim arising out of, or in connection with, this Agreement shall be finally settled by binding arbitration in Orange County, California, United States of America, in accordance with the then current rules and procedures of the International Chamber of Commerce by a panel of three (3) arbitrators appointed in accordance with such rules. The arbitration panel shall apply the substantive law of California in interpreting this Agreement and resolving such dispute or claims. The arbitration including any discovery proceeding and any award shall be in the English language. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party due to a breach of any obligation under this Agreement. The parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief, without breach of this Article 16 and without any abridgement of the powers of the arbitrator.

     (d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, internationally recognized courier or personal delivery, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

     (e) Force Majeure. Nonperformance by either party hereto shall be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, windstorm or other natural disaster, governmental acts or orders or restrictions, not due to the fault of the non-performing party, failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control and not caused by the gross negligence or willful misconduct of the non-performing party.

     (f) Nonassignability and Binding Effect. Visionex agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of ACS. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. In the event ACS is acquired by a third party during the Term, this Agreement shall survive such acquisition and ACS shall assign its rights and delegate its duties under this Agreement to such third party acquiror.

     (g) Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties.

     (h) U.S. Export Control. Visionex understands and acknowledges that ACS is subject to regulation by agencies of the U.S. Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of ACS to provide the Products, Documentation, or any media in which any of the following is contained, as well as any other technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Import Administration. Visionex agrees to cooperate with ACS, including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. Visionex and ACS warrant that they will at all times comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect during the Term.

     (i) No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless agreed in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

     (j) Language. This Agreement is in the English language, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

     (k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     (l) Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between ACS and Visionex with respect to such subject matter. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties.

     IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of ACS and Visionex respectively, effective as of the Effective Date.

ADVANCED CORNEAL SYSTEMS, INC.          VISIONEX PTE LTD.
("ACS")                                 ("Visionex")


By: /s/ [Signature Illegible]           By:
   -------------------------------         ------------------------------
Name:                                   Name:
     -----------------------------           ----------------------------
Title:                                  Title:
      ----------------------------            ---------------------------
Date:                                   Date:
     -----------------------------           ----------------------------

     IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of ACS and Visionex respectively, effective as of the Effective Date.

ADVANCED CORNEAL SYSTEMS, INC.          VISIONEX PTE LTD.
("ACS")                                 ("Visionex")

By:                                     By: /s/ PATRICK YANG
   -------------------------------         ------------------------------
Name:                                   Name: Patrick Yang
     -----------------------------           ----------------------------
Title:                                  Title: Executive Director
      ----------------------------            ---------------------------
Date:                                   Date: 13/6/97
     -----------------------------           ----------------------------
                                            [ILLEGIBLE]

                                   EXHIBIT A

                                    PRODUCTS


1)   Vitrase(TM):

     1) Vial containing lyophilized hyaluronidase
     2) Diluent
     3) 5 cc syringe with affixed needle (for dilution)
     4) 1/3 or 1/4 cc syringe with affixed needle (for injection)

2)   Corneaplasty(TM):

     1) Vila containing lyophilized hyaluronidase
     2) Diluent
     3) 5 cc syringe with affixed needle (for dilution)
     4) 1/4 or 1/3 cc syringe with affixed needle (for injection)
     5) Reshaping lenses

                                   EXHIBIT B

                          QUALITY INSPECTION CRITERIA

                        (To be attached when prepared.)

                                   EXHIBIT C

                             PRODUCT SPECIFICATIONS

                        (To be attached when prepared.)

                                   EXHIBIT D

                                   TERRITORY


Burma
Cambodia
China
Hongkong
Indonesia
Laos
Malaysia
Micronesia
Philippines
Singapore
Taiwan
Thailand
Vietnam

                                   EXHIBIT E

                             PRODUCT PRICE SCHEDULE

     Until the third anniversary of the Effective Date hereof, ACS shall sell Products to Visionex at a price equal to one-half of ACS' then-current U.S. list price for the applicable Product; thereafter, ACS shall sell Products to Visionex at a price equal to one-third of ACS' then-current U.S. list price for the applicable Product.

     If at any time during the Term, Visionex reasonably believes that market conditions and/or competition require a change in Product sale prices in the Territory such that Visionex's performance of this Agreement is impracticable, Visionex may make a written request to ACS for renegotiation of the Product prices to Visionex hereunder. Such request shall describe the facts and circumstances supporting Visionex's belief that Product prices hereunder must be altered. If any such request is made by Visionex, ACS shall have the right to request further information as it deems necessary to evaluate Visionex's request, and agrees to negotiate with Visionex in good faith, provided however, that in no event shall such negotiations obligate ACS to agree to change its Product prices to Visionex hereunder. No change in Product prices hereunder shall apply to purchase orders made and accepted in accordance with Section 3(e) hereof prior to the date such price change is agreed upon in writing by the parties.

     ACS may change its U.S. list price for any or all Products with sixty (60) days prior notice to Visionex.

     On the Effective Date, ACS' U.S. list prices for Products are as follows:

     Vitrase(TM):        $500 per kit

     Corneaplasty(TM):   $400 per kit (kit contains drug and lenses for one eye)